EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

dated as of June 4, 2004

by and among

MATRIXONE, INC.,

MATRIXONE INTERNATIONAL, INC.,

INSYNC MERGER CORPORATION,

SYNCHRONICITY SOFTWARE, INC.,

THE NOTEHOLDERS AND CERTAIN STOCKHOLDERS OF

SYNCHRONICITY SOFTWARE, INC.

and

JAMES FURNIVALL AS THE REPRESENTATIVE

i

Exhibit A	Registration Rights Agreement
Exhibit B	Synchronicity Closing Certificate
Exhibit C	Payment, Exchange and Escrow Agreement
Exhibit D	MatrixOne Note

TABLE OF DEFINED TERMS

Terms	Cross Reference In Agreement
Acquisition Proposal	Section 6.3(a)
Affiliate(s)	Section 11.3(b)
Agreement	Preamble
Cadence Payment	Section 2.1(a)
Cap	Section 8.2(b)
Cashed-Out Certificate	Section 2.2(c)
Cashed-Out Certificates	Section 2.2(c)
Certificate of Merger	Section 1.2
Claim	Section 8.5(a)
Closing	Section 1.7
Closing Average	Section 2.1(b)
Closing Date	Section 1.7
Code	Section 3.9(a)
Common Amount	Section 2.1(a)
Common Shares	Section 2.1(a)
Confidentiality Agreement	Section 6.2(c)
Converted Certificate	Section 2.2(e)
Converted Certificates	Section 2.2(e)
Copyrights	Section 11.3(b)
Deductible	Section 8.2(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.2
Environmental Claim	Section 11.3(b)
Environmental Laws	Section 11.3(b)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(a)
Escrowed MatrixOne Common Stock Certificate	Section 2.3(a)
Escrow Fund	Section 2.3(a)
Excess Fees and Expenses Amount	Section 11.3(b)
Exchange Act	Section 5.4(a)
Fees and Expenses Amount	Section 2.1(a)
Fiduciary Borrowings	Section 6.1(g)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(d)
Hazardous Materials	Section 11.3(b)
Indebtedness Amount	Section 2.1(a)
Indebtedness Payment	Section 11.3(b)
Indemnified Party	Section 8.5(a)
Indemnifying Party	Section 8.5(a)

Terms	Cross Reference In Agreement
Intellectual Property	Section 11.3(b)
Intellectual Property Agreements	Section 11.3(b)
IRS	Section 3.9(b)
Loan Documents	Section 11.3(b)
Loss	Section 8.2(a)
Losses	Section 8.2(a)
Management Payment	Section 2.1(a)
Management Plan	Section 2.1(a)
MatrixOne	Preamble
MatrixOne Common Stock	Section 1.7
MatrixOne Common Stock Certificate	Section 2.3(a)
MatrixOne Common Stock Certificates	Section 2.3(a)
MatrixOne Note	Section 6.10
MatrixOne Preferred Stock	Section 5.2(a)
MatrixOne Representatives	Section 6.2(b)
MatrixOne SEC Reports	Section 5.4(a)
Merger	Recitals
Merger Matters Letter	Section 2.3(c)
Merger Proposal	Section 3.3(b)
Merger Shares	Section 2.1(b)
Merger Shares Percentage	Section 3.2(d)
Merger Vote	Section 3.3(b)
Nasdaq	Section 2.1(b)
Note Amount	Section 2.1(a)
Noteholders	Preamble
Open Source Software	Section 3.11(m)
Patents	Section 11.3(b)
PE&E Agent	Section 2.3(a)
PE&E Agreement	Section 2.3(a)
Per Merger Share Value	Section 2.1(b)
Person	Section 11.3(b)
Proxy Statement	Section 3.21
Public License	Section 3.11(m)
Registration Rights Agreement	Recitals
Release	Section 11.3(b)
Representative	Preamble
Representative Expenses	Section 9.4
SEC	Section 5.4(a)
Series A Amount	Section 2.1(a)
Series A Shares	Section 2.1(a)
Series B Amount	Section 2.1(a)
Series B Shares	Section 2.1(a)
Series C Amount	Section 2.1(a)

v

Terms	Cross Reference In Agreement
Series C Shares	Section 2.1(a)
Series D Amount	Section 2.1(a)
Series D Shares	Section 2.1(a)
Series E Amount	Section 2.1(a)
Series E Shares	Section 2.1(a)
Signing Stockholders	Preamble
Software	Section 11.3(b)
Stockholder	Section 2.3(c)
Stockholders	Section 2.3(c)
Subone	Preamble
Subtwo	Preamble
Subtwo By-laws	Section 1.5
Subtwo Certificate of Incorporation	Section 1.4
Subtwo Common Stock	Section 2.2(a)
Surviving Corporation	Section 1.1
Synchronicity	Preamble
Synchronicity Balance Sheet	Section 3.4(a)
Synchronicity By-laws	Section 3.1
Synchronicity Certificate of Incorporation	Section 2.1(a)
Synchronicity Closing Certificate	Section 2.1(a)
Synchronicity Common Stock	Section 2.1(a)
Synchronicity Disclosure Letter	Article III
Synchronicity Employee Plans	Section 3.9(a)
Synchronicity Financial Statements	Section 3.4(a)
Synchronicity Notes	Section 2.1(a)
Synchronicity Preferred Stock	Section 3.2(a)
Synchronicity Real Property	Section 3.18(c)
Synchronicity Series A Preferred Stock	Section 2.1(a)
Synchronicity Series B Preferred Stock	Section 2.1(a)
Synchronicity Series C Preferred Stock	Section 2.1(a)
Synchronicity Series D Preferred Stock	Section 2.1(a)
Synchronicity Series E Preferred Stock	Section 2.1(a)
Synchronicity Stock Option	Section 2.2(f)
Synchronicity Stock Option Plans	Section 2.2(f)
Synchronicity Stock Options	Section 2.2(f)
Synchronicity Stockholders’ Meeting	Section 3.21
Synchronicity’s Knowledge	Section 11.3(b)
Tax Authority	Section 11.3(b)
Tax Return	Section 11.3(b)
Taxes	Section 11.3(b)
Third Party Claim	Section 8.5(b)
Trade Secrets	Section 11.3(b)
Trademarks	Section 11.3(b)
WARN	Section 3.19

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2004 (this “Agreement”), by and among MatrixOne, Inc., a Delaware corporation (“MatrixOne”), MatrixOne International, Inc., a Delaware corporation and a wholly owned subsidiary of MatrixOne (“Subone”), InSync Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Subone (“Subtwo”), Synchronicity Software, Inc., a Delaware corporation (“Synchronicity”), the noteholders (the “Noteholders”) and stockholders (the “Signing Stockholders”) of Synchronicity signatories hereto and James Furnivall as the representative (the “Representative”).

WHEREAS, the Boards of Directors of MatrixOne, Subone, Subtwo and Synchronicity deem it advisable and in the best interests of each corporation and its respective stockholders that MatrixOne and Synchronicity combine in order to advance the long-term business interests of MatrixOne and Synchronicity;

WHEREAS, the strategic combination of MatrixOne and Synchronicity shall be effected by the terms of this Agreement through a transaction in which Subtwo shall merge with and into Synchronicity, Synchronicity shall become an indirect, wholly owned subsidiary of MatrixOne and the Noteholders and certain stockholders of Synchronicity shall become stockholders of MatrixOne (the “Merger”);

WHEREAS, concurrently with the consummation of the Merger, MatrixOne, the Representative, the Noteholders and the stockholders of Synchronicity who shall become stockholders of MatrixOne as a result thereof shall enter into a Registration Rights Agreement substantially in the form of Exhibit A hereto (the “Registration Rights Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Subtwo shall merge with and into Synchronicity in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the separate corporate existence of Subtwo shall thereupon cease and Synchronicity shall continue as the Surviving Corporation. Synchronicity, in its capacity as the corporation surviving the Merger, is referred to herein as the “Surviving Corporation.”

Section 1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date, Synchronicity shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger shall have the effects provided for in Section 259 of the DGCL.

Section 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Subtwo, as in effect immediately prior to the Effective Time (the “Subtwo Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be Synchronicity Software, Inc.

Section 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-laws of Subtwo (the “Subtwo By-laws”), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the DGCL.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined by MatrixOne, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Section 1.7 Closing. Subject to Section 10.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., E.S.T., on the later of (a) August 4, 2004 or (b) the first business day after satisfaction of the latest to occur of the conditions in Article VII (other than those conditions to be satisfied at or as of the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108 or on such other date, or at such other time or place, as is agreed to in writing by MatrixOne and Synchronicity; provided, however, that MatrixOne may by notice to Synchronicity extend the Closing for up to 5 business days from the later of the dates specified in clause (a) or (b) if MatrixOne determines in the good faith judgment of MatrixOne’s general counsel that the issuance of shares of common stock, $0.01 par value per share, of MatrixOne (“MatrixOne Common Stock”) in the Merger would require disclosure of material information which MatrixOne has a bona fide business purpose for preserving as confidential. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE II

DETERMINATION OF MERGER CONSIDERATION AND

TREATMENT, PAYMENT AND EXCHANGE OF SECURITIES

Section 2.1 Determination of Merger Consideration.

(a) At the Closing, Synchronicity shall deliver to MatrixOne a certificate in form of Exhibit B hereto signed by its Chief Executive Officer and Chief

Operating Officer and, as attachments to such certificate, (i) an updated version of Section 3.2(d) of the Synchronicity Disclosure Letter reflecting any changes in the information therein between the date hereof and the Closing and (ii) a spreadsheet in form and substance satisfactory to MatrixOne which sets forth (such certificate and attachments is referred to herein as the “Synchronicity Closing Certificate”):

(A) the aggregate amount of all indebtedness or borrowings of Synchronicity, including, without limitation, any indebtedness or borrowing under the Additional Term Loan (within the meaning of the Loan Documents) and Fiduciary Borrowings, outstanding as of the Closing (the “Indebtedness Amount”);

(B) with respect to its management incentive plan set forth in the minutes of its Board of Directors meeting on June 3, 2004 delivered by Synchronicity to MatrixOne prior to the date hereof (the “Management Plan”), (x) the aggregate amount of cash to be paid (the “Management Payment”) by Synchronicity immediately prior to the Closing to certain members of management in full satisfaction of its obligations thereunder and (y) the amount to be paid to each such member thereunder;

(C) the aggregate amount of cash to be paid (the “Cadence Payment”) by Synchronicity immediately prior to the Closing to Cadence Design Systems, Inc. in full satisfaction of its obligations under Section 2.05(a)(ii) of the Asset Purchase Agreement, dated as of September 7, 2001, between Synchronicity and Cadence Design Systems, Inc.;

(D) with respect to the fees and expenses incurred by Synchronicity in connection with this Agreement and the transactions contemplated hereby, (x) the aggregate amount (the “Fees and Expenses Amount”) thereof incurred through the Closing and the portion of such aggregate remaining to be paid as of the Closing and (y) to whom suchaggregate amount has been paid or remains payable as of the Closing;

(E) with respect to its common stock, par value $.01 per share (“Synchronicity Common Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Common Shares”) and (y) the aggregate amount of cash into which the Common Shares will be converted pursuant to Section 2.2(c)(i) (the “Common Amount”);

(F) with respect to its Series A Preferred Stock, par value $.01 per share (“Synchronicity Series A Preferred Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Series A Shares”) and (y) the aggregate amount of cash into which the Series A Shares will be converted pursuant to Section 2.2(c)(ii) (the “Series A Amount”);

(G) with respect to its Subordinated Secured Convertible Promissory Notes dated July 31, 2003 and January 30, 2004 in the aggregate principal amount of $2,000,000 (the “Synchronicity Notes”), (x) the aggregate amount due (the “Note Amount”) by Synchronicity upon the Closing to the holders thereof and (y) the percentage of the Note Amount represented by each Synchronicity Note;

(H) with respect to its Series B Preferred Stock, par value $.01 per share (“Synchronicity Series B Preferred Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Series B Shares”) and (y) the aggregate amount due by Synchronicity upon the Closing to the holders thereof in full satisfaction of its obligations to such holders under its Certificate of Incorporation (the “Synchronicity Certificate of Incorporation”) as in effect immediately prior to Merger (the “Series B Amount”);

(I) with respect to its Series C Preferred Stock, par value $.01 per share (“Synchronicity Series C Preferred Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Series C Shares”) and (y) the aggregate amount due by Synchronicity upon the Closing to the holders thereof in full satisfaction of its obligations to such holders under the Synchronicity Certificate of Incorporation as in effect immediately prior to Merger (the “Series C Amount”);

(J) with respect to its Series D Preferred Stock, par value $.01 per share (“Synchronicity Series D Preferred Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Series D Shares”) and (y) the aggregate amount due by Synchronicity upon the Closing to the holders thereof in full satisfaction of its obligations to such holders under the Synchronicity Certificate of Incorporation as in effect immediately prior to Merger (the “Series D Amount”); and

(K) with respect to its Series E Preferred Stock, par value $.01 per share (“Synchronicity Series E Preferred Stock”), (x) the aggregate number of shares thereof issued and outstanding immediately prior to the Merger (the “Series E Shares”) and (y) the aggregate amount due by Synchronicity upon the Closing to the holders thereof in full satisfaction of its obligations to such holders under the Synchronicity Certificate of Incorporation as in effect immediately prior to Merger (the “Series E Amount”).

(b) The aggregate number of shares of MatrixOne Common Stock to be issued in the Merger shall be the quotient (such quotient, rounded to the nearest whole number and expressed as a number of shares of MatrixOne Common Stock, is referred to herein as the “Merger Shares”) obtained by dividing (i) the result obtained by subtracting the Indebtedness Payment, the Management Payment, the Cadence Payment, the Excess Fees and Expenses Amount, the Common Amount and the Series A Amount from $18,750,000 by (ii)(A) if the average of the closing prices of MatrixOne Common Stock on the Nasdaq National Market (the “Nasdaq”) as reported in The Wall Street Journal on each of the 15 trading days immediately preceding the last trading day immediately preceding the Closing Date (the “Closing Average”) is greater than or equal to $6.21 and less than or equal to $7.59, then the Closing Average, (B) if the Closing Average is greater than $7.59, then $7.59 or (C) if the Closing Average is less than $6.21, then $6.21 (such applicable amount in this clause (ii) is referred to herein as the “Per Merger Share Value”).

Section 2.2 Treatment of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of any capital stock of Subtwo or any holder of any notes, capital stock or options of Synchronicity:

(a) Subtwo Capital Stock. Each issued and outstanding share of common stock, par value $0.01 per share (“Subtwo Common Stock”), of Subtwo shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Synchronicity Treasury Stock. Any capital stock of Synchronicity owned by Synchronicity as treasury stock shall be cancelled and retired and shall cease to exist and no stock of MatrixOne or other consideration shall be delivered in exchange therefor.

(c) Synchronicity Common Stock and Series A Preferred Stock. Subject to Sections 2.3 and 2.4, (i) each Common Share shall be converted into the right to receive an amount in cash equal to $.10 and (ii) each Series A Share shall be converted into the right to receive an amount in cash equal to $.10. All such Common Shares and Series A Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares (each a “Cashed-Out Certificate” and collectively the “Cashed-Out Certificates”) shall cease to have any rights with respect thereto, except, upon the surrender of such Cashed-Out Certificate, the rights under Section 2.3.

(d) Synchronicity Notes. Subject to Sections 2.3, each outstanding Synchronicity Note shall be converted into the right to receive a number of shares of MatrixOne Common Stock determined by multiplying (i) the quotient obtained by dividing the Note Amount by the Per Merger Share Value and (ii) the percentage of the Note Amount represented by such Synchronicity Note as shown on the Synchronicity Closing Certificate. All such Synchronicity Notes, when so converted, shall be paid in full and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except, upon the surrender of such Synchronicity Note, the rights under Section 2.3.

(e) Synchronicity Series B, C, D and E Preferred Stock. Subject to Sections 2.3 and 2.4:

(i) each Series B Share shall be converted into the right to receive a number of fully paid and nonassessable shares of MatrixOne Common Stock determined by multiplying (A) the quotient obtained by dividing the Series B Amount by the Per Merger Share Value and (B) a fraction the numerator of which is one and the denominator of which is the Series B Shares;

(ii) each Series C Share shall be converted into the right to receive a number of fully paid and nonassessable shares of MatrixOne Common Stock determined by multiplying (A) the quotient obtained by dividing the Series C Amount by the Per Merger Share Value and (B) a fraction the numerator of which is one and the denominator of which is the Series C Shares;

(iii) each Series D Share shall be converted into the right to receive a number of fully paid and nonassessable shares of MatrixOne Common Stock determined by multiplying (A) the quotient obtained by dividing the Series D Amount by the Per Merger Share Value and (B) a fraction the numerator of which is one and the denominator of which is the Series D Shares; and

(iv) each Series E Share shall be converted into the right to receive a number of fully paid and nonassessable shares of MatrixOne Common Stock determined by multiplying (A) the quotient obtained by dividing the Series E Amount by the Per Merger Share Value and (B) a fraction the numerator of which is one and the denominator of which is the Series E Shares.

All such Series B Shares, Series C Shares, Series D Shares and Series E Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares

(each a “Converted Certificate” and collectively the “Converted Certificates”) shall cease to have any rights with respect thereto, except, upon the surrender of such Converted Certificate, the rights under Section 2.3.

(f) Synchronicity Stock Options. All options to purchase Synchronicity Common Stock (individually an “Synchronicity Stock Option” and collectively the “Synchronicity Stock Options”) granted under the Synchronicity’s 1996 Stock Option Plan or 1999 Stock Option and Incentive Plan (collectively, the “Synchronicity Stock Option Plans”), which are outstanding as of the Effective Time, whether or not exercisable, shall be cancelled and retired and shall cease to exist and no stock of MatrixOne or other consideration shall be delivered in exchange therefor.

(g) MatrixOne Note. The MatrixOne Note shall remain outstanding and become the obligation of the Surviving Corporation.

Section 2.3 Payment and Exchange of Securities.

(a) Agent. At the Closing, MatrixOne and the Representative shall enter into a Payment, Escrow and Exchange Agreement substantially in the form of Exhibit C hereto (the “PE&E Agreement”) with a bank or trust company mutually acceptable to MatrixOne and Synchronicity (the “PE&E Agent”). As of the Effective Time, MatrixOne shall deposit with the PE&E Agent pursuant to the PE&E Agreement (i) an amount of cash equal to the sum of the Common Amount and the Series A Amount, (ii) a certificate (each a “MatrixOne Common Stock Certificate” and together the “MatrixOne Common Stock Certificates”) in the name of each holder of Synchronicity Notes, Series B Shares, Series C Shares, Series D Shares or Series E Shares representing 70% of the shares of MatrixOne Common Stock into which such holder’s Synchronicity Notes, Series B Shares, Series C Shares, Series D Shares or Series E Shares were converted pursuant to Section 2.2(d) or (e) and (iii) a certificate (the “Escrowed MatrixOne Common Stock Certificate”) in the name of the PE&E Agent representing a number of shares of MatrixOne Common Stock equal to the Merger Shares minus the aggregate number of shares of MatrixOne Common Stock represented by the MatrixOne Common Stock Certificates (the shares of MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate, together with any dividends or distributions with respect thereto, are referred to herein as the “Escrow Fund”). From time to time, MatrixOne shall make available to the PE&E Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.3(d) in accordance with the PE&E Agreement.

(b) Payment Procedures. Not later than three business days after the Effective Time, the Agent shall mail to each holder of a Cashed-Out Certificate (i) a letter of transmittal in the form of Exhibit 3 to the PE&E Agreement and (ii) instructions for use in effecting the surrender of the Cashed-Out Certificates to the Agent for payment. Upon surrender to the PE&E Agent of such holder’s Cashed-Out Certificate, together with such letter of transmittal, duly executed, such holder shall be entitled to receive in payment therefor, promptly upon such surrender, an amount of cash equal to the amount into which the Common Shares or Series A Shares represented by such Cashed-Out Certificate, as the case may be, were converted pursuant to Section 2.2(c).

(c) Exchange Procedures. Not later than three business days after the Effective Time, the PE&E Agent shall mail to each Noteholder and each holder of a Converted Certificate (each a “Stockholder” and collectively the “Stockholders”) (i) a letter regarding the merger and related matters in the form of Exhibit 4 to the PE&E Agreement (a “Merger Matters Letter”), (ii) a letter of transmittal in the form of Exhibit 5 to the PE&E Agreement and (iii) instructions for use in effecting the surrender of the Synchronicity Notes and Converted Certificates to the PE&E Agent for exchange. Upon delivery to the PE&E Agent of (i) such holder’s Merger Matters Letter duly executed and (ii) such holder’s Synchronicity Note or Converted Certificate, together with such letter of transmittal, duly executed, such holder shall be entitled to receive in exchange therefor (A) promptly upon such surrender, such holder’s MatrixOne Common Stock Certificate, cash in lieu of any fractional share of MatrixOne Common Stock payable pursuant to Section 2.3(e) and any dividends or other distributions payable pursuant to Section 2.3(d) and (B) at the time and subject to the terms and conditions of the PE&E Agreement, such holder’s share of the Escrow Fund.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to MatrixOne Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Synchronicity Note or Converted Certificate with respect to the shares of MatrixOne Common Stock represented thereby until the holder of record of such Synchronicity Note or Converted Certificate surrenders such Synchronicity Note or Converted Certificate, provided that there shall be paid to the record holder of the MatrixOne Common Stock Certificate issued in exchange therefor, without interest, (i) at the time such holder receives such MatrixOne Common Stock Certificate, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date prior to such time previously paid with respect to the shares of MatrixOne Common Stock represented by such MatrixOne Common Stock Certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to the time such holder receives such MatrixOne Common Stock Certificate payable with respect to the shares of MatrixOne Common Stock represented by such MatrixOne Common Stock Certificate.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate or scrip representing fractional shares of MatrixOne Common Stock shall be issued upon the surrender for exchange of any Synchronicity Notes or Converted Certificates, no dividend or other distribution with respect to MatrixOne Common Stock shall relate to any fractional shares of MatrixOne Common Stock and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of MatrixOne. In lieu of any such fractional shares, each holder of Synchronicity Notes or Converted Certificates exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MatrixOne Common Stock (after taking into account all MatrixOne Common Stock

Certificates delivered by such holder) shall be paid an amount in cash, without interest, equal to such fractional part of a share of MatrixOne Common Stock multiplied by the Per Merger Share Value.

(f) Lost Synchronicity Notes and Cashed-Out or Converted Certificates. If any Synchronicity Note, Cashed-Out Certificate or Converted Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Synchronicity Note, Cashed-Out Certificate or Converted Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall (i) pay cash in payment for such lost, stolen or destroyed Cashed-Out Certificate pursuant to Section 2.2 and (ii) issue in exchange for such lost, stolen or destroyed Synchronicity Note or Converted Certificate shares of MatrixOne Common Stock as determined under Section 2.2 and pay any cash, dividends and distributions as determined in accordance with Sections 2.3(d) and (e) in respect of such Synchronicity Note or Converted Certificate. When authorizing such payment or issuance the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent thereto, require the owner of such lost, stolen or destroyed Synchronicity Note, Cashed-Out Certificate or Converted Certificate to agree to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Synchronicity Note, Cashed-Out Certificate or Converted Certificate alleged to have been lost, stolen or destroyed.

(g) Closing of Stock Transfer Books. The stock transfer books of Synchronicity shall be closed as of the close of business on the first business day immediately preceding the Closing Date, and thereafter there shall be no further registration of transfers on the stock transfer books of Synchronicity or the Surviving Corporation of any shares of capital stock of Synchronicity Stock which were outstanding immediately prior to such time. If, after such time, certificates representing shares of capital stock of Synchronicity are presented to the Surviving Corporation for any reason, they shall be cancelled pursuant to Section 2.2(b) or exchanged pursuant to this Section 2.3.

(h) No Liability. Neither MatrixOne, the Surviving Corporation, the PE&E Agent nor Synchronicity shall be liable to any holder of notes or capital stock of Synchronicity or MatrixOne Common Stock, as the case may be, for such shares of MatrixOne Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of capital stock of Synchronicity that are outstanding immediately prior to the Effective Time and which are held by Synchronicity stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the “Dissenting Shares”) shall not be converted pursuant to Section 2.2(c) or (e). Such Synchronicity stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Synchronicity stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares converted pursuant to Section 2.2(c) or (e).

(b) Synchronicity shall give MatrixOne (i) prompt notice of any demands for appraisal received by Synchronicity, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Synchronicity and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Synchronicity shall not, except with the prior written consent of MatrixOne, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SYNCHRONICITY

Synchronicity represents and warrants to MatrixOne, Subone and Subtwo that the statements in this Article III are true and correct, except as set forth in the disclosure letter delivered by Synchronicity to MatrixOne on or before the date of this Agreement (the “Synchronicity Disclosure Letter”). The Synchronicity Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify only the corresponding section in this Article III.

Section 3.1 Organization. Synchronicity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed. Section 3.1(a) of the Synchronicity Disclosure Letter sets forth each jurisdiction in which Synchronicity is so qualified or licensed to do business as a foreign corporation. Synchronicity has heretofore delivered to MatrixOne complete and correct copies of the Synchronicity Certificate of Incorporation and Synchronicity’s By-laws (“Synchronicity By-laws”), each as amended and in full force and effect as of the date of this Agreement. Synchronicity does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

Section 3.2 Capital Structure.

(a) The authorized capital stock of Synchronicity consists (i) of 19,410,912 shares of Synchronicity Common Stock, (ii) 200,000 shares of Synchronicity Series A Preferred Stock, all of which are outstanding and which are convertible into

1,000,000 shares of Synchronicity Common Stock, (iii) 281,250 shares of Synchronicity Series B Preferred Stock, all of which are outstanding and which are convertible into 1,406,250 shares of Synchronicity Common Stock, (iv) 350,283 shares of Synchronicity Series C Preferred Stock, all of which are outstanding and which are convertible into 1,751,415 shares of Synchronicity Common Stock, (v) 2,863,337 shares of Synchronicity Series D Preferred Stock, all of which are outstanding and which are convertible into 2,863,337 shares of Synchronicity Common Stock, and (vi) 5,487,500 shares of Synchronicity Series E Preferred Stock, of which 3,820,833 are outstanding and which are convertible into 3,820,833 shares of Synchronicity Common Stock (the Synchronicity Series A Preferred Stock, Synchronicity Series B Preferred Stock, Synchronicity Series C Preferred Stock, Synchronicity Series D Preferred Stock and Synchronicity Series E Preferred Stock are sometimes referred to herein collectively as the “Synchronicity Preferred Stock”).

(b) As of the date of this Agreement, (i) 4,422,835 shares of Synchronicity Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 14,988,077 shares of Synchronicity Common Stock are held in the treasury of Synchronicity, (iii) 1,000,000, 1,406,250, 1,751,415, 2,863,337 and 5,487,500 shares of Synchronicity Common Stock are reserved for future issuance upon conversion of Synchronicity Series A Preferred Stock, Synchronicity Series B Preferred Stock, Synchronicity Series C Preferred Stock, Synchronicity Series D Preferred Stock and Synchronicity Series E Preferred Stock, respectively, and (iv) 3,073,380 shares of Synchronicity Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Synchronicity Stock Option Plans. All shares of Synchronicity Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

(c) As of the date of this Agreement, all of the shares of Synchronicity Preferred Stock are issued and outstanding and validly issued, fully paid and nonassessable, and no such shares are held in the treasury of Synchronicity. As of the date of this Agreement, (i) there are no accrued and unpaid dividends on the outstanding shares of Synchronicity Series A Preferred Stock, Synchronicity Series B Preferred Stock, Synchronicity Series C Preferred Stock or Synchronicity Series D Preferred Stock and (ii) except as set forth in the Synchronicity Disclosure Letter, there are no accrued and unpaid dividends on the outstanding shares of Synchronicity Series E Preferred Stock.

(d) Section 3.2(d) of the Synchronicity Disclosure Letter sets forth (i) names of the holders of the Synchronicity Notes and the principal amount of the Synchronicity Note held by them, (ii) the names of the holders of the outstanding shares of Synchronicity Common Stock and Synchronicity Preferred Stock, as such names appear on the stock transfer books of Synchronicity, and the number and class of outstanding shares of Synchronicity Common Stock or Synchronicity Preferred Stock held by each such holder and (iii) the percentage interest each such holder has in the Merger Shares (each a “Merger Shares Percentage”).

(e) None of the issued and outstanding notes or securities of Synchronicity have been issued in violation of any applicable federal or state law and no holder thereof has a right of recession or damages with respect thereto.

(f) Except as set forth in this Section 3.2, there are no equity securities of any class of Synchronicity or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Synchronicity is a party, or by which Synchronicity is bound, obligating Synchronicity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Synchronicity or obligating Synchronicity to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Synchronicity. There are no obligations, contingent or otherwise, of Synchronicity to repurchase, redeem or otherwise acquire any shares of capital stock of Synchronicity or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(g) The Synchronicity Board of Directors has determined that the Synchronicity Options Plans and each Synchronicity Stock Option permit the treatment of the Synchronicity Stock Options provided for in Section 6.9 and that, as a result of such treatment, as of or prior to the Closing each unexercised Synchronicity Stock Option shall be canceled without consideration.

Section 3.3 Authority; No Conflict; Governmental Filings.

(a) Synchronicity has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Synchronicity, subject only to the approvals of Synchronicity’s stockholders specified in Section 3.3(b). This Agreement has been duly executed and delivered by Synchronicity and constitutes a valid and binding obligation of Synchronicity, enforceable in accordance with its terms.

(b) The affirmative vote of the (i) holders of a majority of the outstanding shares of Synchronicity Common Stock and Synchronicity Series A Preferred Stock, voting as a single class, (ii) holders of a majority of the outstanding shares of Synchronicity Common Stock, Synchronicity Series A Preferred Stock, Synchronicity Series B Preferred Stock, Synchronicity Series C Preferred Stock, Synchronicity Series D Preferred Stock and Synchronicity Series E Preferred Stock, voting as a single class, and (iii) the holders of two-thirds of the outstanding shares of Synchronicity Series B Preferred Stock, Synchronicity Series C Preferred Stock, Synchronicity Series D Preferred Stock and Synchronicity Series E Preferred Stock, voting as a single class, are the only votes (collectively, the “Merger Vote”) of the holders of any class or series of Synchronicity’s capital stock necessary to approve this

Agreement and the Merger, and the vote of the Signing Stockholders contemplated by Section 6.5(b) will satisfy the votes in clauses (ii) and (iii). The Board of Directors of Synchronicity (at a meeting duly called and held) has unanimously (i) approved this Agreement, the Merger and the transactions contemplated hereby (the “Merger Proposal”), (ii) determined that the Merger Proposal is fair to and in the best interests of the holders of capital stock of Synchronicity and (iii) determined to recommend the Merger Proposal to the holders of Synchronicity capital stock entitled to vote for such approval and adoption.

(c) The execution and delivery of this Agreement by Synchronicity does not, and the consummation of the transactions contemplated by this Agreement by Synchronicity will not, (i) conflict with, or result in any violation or breach of any provision of the Synchronicity Certificate of Incorporation or the Synchronicity By-laws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Synchronicity is a party or by which it or any of its properties or assets may be bound or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Synchronicity or any of its properties or assets.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), is required by or with respect to Synchronicity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

Section 3.4 Financial Statements.

(a) Synchronicity has heretofore delivered or made available to MatrixOne (a) its balance sheets as at December 31, 2003 and 2002 (the “Synchronicity Balance Sheet”) and the related statements of operations, stockholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2003, audited by Deloitte & Touche LLP, independent certified public accountants whose audit report thereon is included therein, and (b) and its unaudited balance sheet as of March 31, 2004 and the related unaudited statements of operations, stockholders’ deficiency and cash flows for the period ended March 31, 2004 (collectively, the “Synchronicity Financial Statements”).

(b) Each of the Synchronicity Financial Statements (including, in each case, any related notes), complied, as of their respective dates, in all material respects with all applicable accounting requirements with respect thereto, was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly presented the financial position of Synchronicity as at the respective dates and the results of its operations and its cash flows for the periods indicated, except in the case of the unaudited financial statements, for the absence of required footnotes and normal recurring year-end audit adjustments.

Section 3.5 No Undisclosed Liabilities. Synchronicity does not have any liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with GAAP) other than (i) liabilities reflected in the Synchronicity Balance Sheet or (ii) normal or recurring liabilities incurred since the date of the Synchronicity Balance Sheet in the ordinary course of business consistent with past practices.

Section 3.6 Accounts Receivable. All accounts receivable of Synchronicity, whether reflected in the Synchronicity Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Synchronicity Balance Sheet (which reserves were calculated consistent with past practices).

Section 3.7 Absence of Certain Changes or Events. Since the date of the Synchronicity Balance Sheet, Synchronicity has conducted their businesses only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been (i) any material adverse change in the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of Synchronicity or (ii) any action or event that would have required the consent of MatrixOne pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

Section 3.8 Properties; Encumbrances. Synchronicity has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Synchronicity Balance Sheet (except for personal property sold since the date of the Synchronicity Balance Sheet in the ordinary course of business and consistent with past practices), and all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens reflected on the Synchronicity Balance Sheet and liens for current taxes not yet due. No past or present director, officer, employee, noteholder or stockholder of Synchronicity has any interest in any properties or assets which Synchronicity purports to own or lease.

Section 3.9 Employee Benefit Plans.

(a) Synchronicity has set forth in Section 3.9(a) of the Synchronicity Disclosure Letter all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, stock option, stock appreciation right, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance, retention and other similar employee benefit or compensation plans, programs and arrangements, and all employment, change in control, termination, severance, retention or similar agreements, written or otherwise, that are sponsored, maintained or contributed to by Synchronicity or any trade or business, whether or not incorporated, which is under common control with Synchronicity (an “ERISA Affiliate”) within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) or to which Synchronicity or any ERISA Affiliate is a party, for the benefit of, with or relating to, any current or former employee, officer or director of Synchronicity or any ERISA Affiliate (together, the “Synchronicity Employee Plans”). Neither Synchronicity nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or terminate any existing Synchronicity Employee Plan, except as specifically set forth herein.

(b) With respect to each Synchronicity Employee Plan, Synchronicity has made available to MatrixOne a true and correct copy of (i) the most recent annual report (Form 5500) required to be filed with the Internal Revenue Service (the “IRS”); (ii) such Synchronicity Employee Plan and any amendments thereto (or, if the plan is not written, a complete description thereof) and the most recent summary plan description thereof; (iii) each trust agreement and group annuity contract, if any, relating to such Synchronicity Employee Plan; (iv) the most recent determination letter received from the IRS with respect to each Synchronicity Employee Plan intended to qualify under Section 401 of the Code; and (v) the most recent actuarial report or valuation required under ERISA with respect to any Synchronicity Employee Plan.

(c) Each Synchronicity Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. No Synchronicity Employee Plan is subject to the law of any jurisdiction outside the United States. All contributions required to be made with respect to any Synchronicity Employee Plan have been timely made or are reflected on the Synchronicity Balance Sheet. Synchronicity does not anticipate, and there are no pending or, to Synchronicity’s Knowledge, threatened claims by or on behalf of any Synchronicity Employee Plan, by any employee or beneficiary covered under any such Synchronicity Employee Plan with respect to such plan, or otherwise involving any such Synchronicity Employee Plan (other than routine claims for benefits). With respect to the Synchronicity Employee Plans, individually and in the aggregate, no event has occurred, and to Synchronicity’s Knowledge, there exists no condition or set of circumstances in connection with which Synchronicity could be subject to any liability under ERISA, the Code or any other applicable law (including the law of contracts) that is not properly accounted for on the Synchronicity Balance Sheet.

(d) No Synchronicity Employee Plan is subject to Title IV or Section 302 of ERISA and neither Synchronicity nor any ERISA Affiliate has maintained, sponsored or contributed to such a plan during the six year period prior to the date hereof.

(e) Each Synchronicity Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(f) Neither Synchronicity, its ERISA Affiliates, any Synchronicity Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Synchronicity, its ERISA Affiliates, any Synchronicity Employee Plan, any such trust or any trustee or administrator thereof could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(g) No Synchronicity Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees Synchronicity or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent Synchronicity or any ERISA Affiliate from amending or terminating any Synchronicity Employee Plan providing health or medical benefits.

(h) Neither the negotiation, execution or consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of Synchronicity or any ERISA Affiliate to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer or director; or (iii) otherwise result in the material alteration of the terms of any Synchronicity Employee Plan.

(i) No amounts payable under, or benefits provided pursuant to, any Synchronicity Employee Plan or otherwise could result, separately, or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” with respect to Synchronicity within the meaning of Section 280G of the Code.

Section 3.10 Taxes.

(a) Synchronicity has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below) and all such Tax Returns are true, correct and complete, (B) duly paid in full or made provision in the Synchronicity Financial Statements in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes required to be paid by Synchronicity for all periods ending through the date hereof, and (C) complied with all Tax laws relating to the payment and withholding of Taxes.

(b) There are no material liens for Taxes upon any property or assets of Target, except for liens for Taxes not yet due and payable and for which adequate reserves have been provided in accordance with GAAP in the most recent Synchronicity Financial Statements.

(c) The most recent Synchronicity Financial Statements reflect an adequate reserve in accordance with GAAP for all Tax liabilities of Synchronicity for all taxable periods and portions thereof accrued through the date of such financial statements.

(d) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Synchronicity which if determined adversely would be expected to result in a Tax deficiency. Synchronicity has not received written notice of any claim made by a Governmental Entity in a jurisdiction where Synchronicity, does not file a Tax Return, that Synchronicity is or may be subject to taxation by that jurisdiction.

(e) The material income Tax Returns of Synchronicity, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1999, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Synchronicity Financial Statements.

(f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Synchronicity, and no power of attorney granted by Synchronicity with respect to any Taxes is currently in force.

(g) Synchronicity is not a party to any agreement providing for the allocation, indemnification or sharing of Taxes, and Synchronicity (i) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Synchronicity) or (ii) does not have any liability for the Taxes of any Person (other than Synchronicity) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Synchronicity has delivered or made available to MatrixOne complete copies of all material income Tax Returns of Synchronicity, including any predecessors thereof, for taxable years ending between January 1, 1998 and December 31, 2003, excepting such Tax Returns as have not been filed for the taxable year ending December 31, 2003 pursuant to appropriate extensions with respect thereto.

(i) Synchronicity has not: (i) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (ii) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

Section 3.11 Intellectual Property.

(a) To Synchronicity’s Knowledge, Synchronicity owns, has a valid license to use, or otherwise possesses legally enforceable rights in, the Intellectual Property necessary to conduct its business as currently conducted and as currently planned by Synchronicity to be conducted in the future.

(b) Section 3.11(b) of the Synchronicity Disclosure Letter sets forth all Intellectual Property Agreements other than Intellectual Property Agreements concerning third party Software that is generally available and has a replacement cost of $5,000 or less, and indicates for each whether the Intellectual Property Agreement is an inbound license, an outbound license, or a cross-license.

(c) Section 3.11(c) of the Synchronicity Disclosure Letter sets forth the following Intellectual Property necessary to conduct Synchronicity’s business as currently conducted and as currently planned by Synchronicity to be conducted in the future: (i) all registrations and applications for Copyrights, Patents, and Trademarks; (ii) material unregistered Trademarks; (iii) material unregistered Copyrights and Software, and specifies for such Copyrights, Patents, Trademarks, and Software which is owned by Synchronicity.

(d) Synchronicity is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each registration and application for Copyright, Patent, and Trademark specified as owned by Synchronicity, and such registrations and applications have been duly maintained, are subsisting, in full force and effect, have not been cancelled, expired or abandoned, are valid, and to Synchronicity’s Knowledge, enforceable.

(e) There are no oppositions, cancellations, invalidity proceedings, re-examination proceedings, suits, arbitrations, or threatened claims pending or for which notice has been provided or, to Synchronicity’s Knowledge, threatened, challenging Synchronicity’s ownership of, right to use, or the validity or enforceability of any Intellectual Property necessary to conduct Synchronicity’s business as currently conducted and currently planned by Synchronicity to be conducted in the future.

(f) To Synchronicity’s Knowledge, the business of Synchronicity as currently conducted does not, and will not when conducted in the same manner following the Closing will not, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any Person. Synchronicity has not received written notice from any Person regarding any actual or potential infringement, misappropriation, dilution, or other violation by Synchronicity of any Intellectual Property of such third party, and to Synchronicity’s Knowledge there is no reasonable basis for such a claim against Synchronicity.

(g) To Synchronicity’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property necessary to conduct Synchronicity’s business as currently conducted and as currently planned by Synchronicity to be conducted in the future.

(h) Synchronicity is not in breach of any Intellectual Property Agreement and (i) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the breach of any Intellectual Property Agreement or the loss or impairment by Synchronicity of any rights to Intellectual Property necessary to conduct Synchronicity’s business as currently conducted and as currently planned by Synchronicity to be conducted in the future, nor will such consummation require the consent of or payment to any third party in respect of any Intellectual Property or Intellectual Property Agreement necessary to conduct Synchronicity’s business.

(i) To Synchronicity’s Knowledge: (i) Synchronicity has at all times complied with all applicable laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations; (ii) Synchronicity has at all times complied in all respects with all rules, policies and procedures established by Synchronicity from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of Synchronicity; and (iii) no claims alleging a violation of a Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures have been asserted or threatened against Synchronicity and no such claims are likely to be asserted or threatened against Synchronicity by any Person. With respect to all personal and user information described in this Section 3.11(i), Synchronicity has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To Synchronicity’s Knowledge, there has been no unauthorized access to or other misuse of that information, and, the consummation of this transaction will not result in any breach or violation of any of Synchronicity’s procedures, policies or rules governing privacy or use of any information or data of, or with respect to, any person or violate any law with respect to such data or information.

(j) Synchronicity has taken all reasonable measures to protect the confidentiality of its Trade Secrets, and, to Synchronicity’s Knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any party other than pursuant to a signed non-disclosure agreement.

(k) All Synchronicity Software was developed in the United States by citizens of the United States.

(l) No third party possesses any copy of any source code to any Synchronicity Software, except as permitted under an Intellectual Property Agreement set forth in Section 3.11(b) of the Synchronicity Disclosure Letter.

(m) Section 3.11(m) of the Synchronicity Disclosure Letter sets forth all Software that is open source, public source or freeware, or a modification or derivative thereof (collectively “Open Source Software”), including any version of any Open Source Software licensed pursuant to any GNU general public license or limited general public license (each a “Public License”), that was or is used in, incorporated into, integrated or bundled with any Synchronicity Software, and specifies for all such Open Source Software the exact nature of such use, incorporation into, integration or bundling with Synchronicity Software. All use, modification, distribution, licensing, or sub-licensing by Synchronicity of Open Source Software, including any version of any Open Source Software used, modified, distributed, licensed, or sub-licensed pursuant to any Public License, has been done in accordance with the terms of the applicable license for such Open Source Software, and no such use, modification, distribution, licensing, or sub-licensing will bring any Synchronicity Software under the scope of any Public License, or otherwise result in the loss or impairment by Synchronicity of any rights to Synchronicity Software or to Intellectual Property necessary to conduct Synchronicity’s business as currently conducted and as currently planned by Synchronicity to be conducted in the future.

(n) No current or former partner, director, officer, or employee of Synchronicity will, after giving effect to the transactions contemplated herein, will own any of the Intellectual Property Synchronicity purports to own.

Section 3.12 Customers, Partners, Distributors and Resellers. Section 3.12 of the Synchronicity Disclosure Letter sets forth (a) all customer, partner, distributor or reseller agreements between Synchronicity and any Person that purchased products or services from Synchronicity at any time during the period between January 1, 2003 through the date of this Agreement and (b) the revenue and bookings for each such Person during the year ended December 31, 2003 and the quarter ended March 31, 2004. Each agreement set forth on Section 3.12 of the Synchronicity Disclosure Letter (i) is, and after the Closing will be, valid, binding and in full force and effect and (ii) is, and after the Closing will be enforceable by Synchronicity, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles. Synchronicity has performed all material obligations required to be performed by it to date under each agreement set forth on Section 3.12 of the Synchronicity Disclosure Letter and Synchronicity is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. To Synchronicity’s Knowledge, no other party to any agreement set forth on Section 3.12 of the Synchronicity Disclosure Letter (with or without the lapse of time or the giving of notice, or both) is in breach or default in any respect thereunder. Synchronicity has not received any written notice of any violation of, or any notice of any intention of any party to terminate, any agreement set forth on Section 3.12 of the Synchronicity Disclosure Letter. Since December 31, 2003, there has not been any material adverse change in the business relationship of Synchronicity with any Person set forth on Section 3.12 of the Synchronicity Disclosure Letter.

Section 3.13 Other Agreements. Section 3.13 of Synchronicity Disclosure Letter sets forth the following agreements to which Synchronicity is a party or by which it or any of its properties or assets are bound:

(a) any agreement, which cannot be terminated by Synchronicity on 90 days’ notice or less and without penalty or premium, pursuant to which Synchronicity in the fiscal year ended December 31, 2003 purchased, or in the fiscal year ending December 31, 2004 is expected to purchase, goods or services costing in excess of $5,000;

(b) any agreement, which cannot be terminated by Synchronicity on 90 days’ notice or less and without penalty or premium, pursuant to which Synchronicity is obligated to purchase all or substantially all of its requirements of a particular product or service from another party or to make periodic minimum purchases of a particular product or service from another party;

(c) any agreement with any supplier containing any provision permitting any party other than Synchronicity to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by Synchronicity to meet its obligations under the agreement when due or the occurrence of any other event;

(d) any agreement (excluding Plans) between Synchronicity, on the one hand, and (i) any past or present director, officer, employee, noteholder or stockholder of Synchronicity, (ii) any affiliate of any such director, officer, employee, noteholder or stockholder or (iii) any member of the immediate family of any such director, officer, employee, noteholder or stockholder, on the other hand;

(e) any agreement providing for consulting services pursuant to which Synchronicity will make payments in any year to any person exceeding $5,000;

(f) any agreement pursuant to which Synchronicity sold, or after the date hereof is obligated to sell, to another Person securities, assets or properties for consideration (including the assumption of liabilities) in excess of $5,000;

(g) any agreement pursuant to which Synchronicity acquired, or after the date hereof is obligated to acquire, from another Person securities, assets or properties for consideration (including the assumption of liabilities) in excess of $5,000;

(h) any agreement which contains covenants of Synchronicity not to compete in any line of business, in any geographic area or with any Person or covenants of any Person not to compete with Synchronicity or in any line of business of Synchronicity;

(i) any agreement under which Synchronicity has made advances or loans to any other Person;

(j) any agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any properties or assets of Synchronicity;

(k) any agreement under which Synchronicity has surety, guarantee or indemnification obligations;

(l) any agreement which, upon the occurrence of a default or event of default thereunder, would, by its terms, create or give rise to any lien, claim, charge, security interest or other encumbrance on Synchronicity or any of its properties or assets; and

(m) any agreement with a change in control provision or otherwise requiring any consent, approval or waiver of, or notice to, any Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Synchronicity has heretofore delivered or made available to MatrixOne complete and correct copies of all agreements set forth on Section 3.13 of Synchronicity Disclosure Letter as in effect on the date hereof. Synchronicity has performed in all material respects all obligations required to be performed by it under, and has complied in all material respects with all requirements and terms and conditions of, each agreements set forth on Section 3.13 of the Synchronicity Disclosure Letter. Within the last two years, Synchronicity has not received any written notice or claim or assertion of default, breach or termination, or any written cure or show cause notice, with respect to any agreement set forth on Section 3.13 of the Synchronicity Disclosure Letter.

Section 3.14 Suppliers. Section 3.14 of the Synchronicity Disclosure Letter sets forth the 25 largest suppliers of Synchronicity in terms of purchases during the fiscal year ended December 31, 2003, showing the approximate total purchases by Synchronicity from each supplier during such fiscal year. Since December 31, 2003, there has not been any material adverse change in the business relationship of Synchronicity with any supplier set forth in Section 3.14 of the Synchronicity Disclosure Letter.

Section 3.15 Orders, Commitments and Returns .

(a) Section 3.15(a) of the Synchronicity Disclosure Letter sets forth the aggregate amounts of all accepted and unfilled orders entered into by Synchronicity as of March 31, 2004, all of which orders have been made in the ordinary course of business.

(b) Section 3.15(b) of the Synchronicity Disclosure Letter sets forth as of March 31, 2004 each claim against Synchronicity to return its product by reason of alleged over shipments, defective merchandise or otherwise or by reason of an understanding that such product would be returnable.

Section 3.16 Insurance. Section 3.16 of the Synchronicity Disclosure Letter contains an accurate and complete list of all policies of fire, liability, workers’ compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for employees of Synchronicity, owned or held by Synchronicity. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies (a) are sufficient for compliance with all requirements of law and of all agreements to which Synchronicity is a party; (b) are valid, outstanding and enforceable policies; (c) provide insurance coverage for the assets and operations of Synchronicity in scope and amount customary and reasonable for the business in which it is engaged; (d) will remain in full force and effect through the respective dates set forth in Section 3.16 of the Synchronicity Disclosure Letter without the payment of additional premiums; and (e) will not in any way be affected by or terminate or lapse by reason of, the transactions contemplated by this Agreement. Synchronicity has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 3.17 Litigation. There is no action, suit, proceeding, claim or arbitration pending or, to Synchronicity’s Knowledge, threatened against Synchronicity, and, to Synchronicity’s Knowledge, there is no investigation pending or threatened against Synchronicity.

Section 3.18 Environmental Matters.

(a) Synchronicity is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Synchronicity of all permits, registrations and licenses and other governmental approvals required under applicable Environmental Laws, and in compliance with the terms and conditions thereof). Synchronicity has not received notice from any Governmental Entity or Person alleging that Synchronicity is not in such compliance, and there are no present or, to Synchronicity’s Knowledge, past or future, actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance.

(b) There is no Environmental Claim pending or, to Synchronicity’s Knowledge, threatened, against Synchronicity, and there are no present, or to Synchronicity’s Knowledge, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim against Synchronicity, or, to Synchronicity’s Knowledge, against any Person whose liability for any Environmental Claim Synchronicity has or may have retained or assumed either by contract or by operation of law.

(c) Synchronicity has not placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Synchronicity (“Synchronicity Real Property”), or at any other location except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Synchronicity, which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws.

(d) Synchronicity has delivered or made available to MatrixOne complete, accurate, and current copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by, on behalf of Synchronicity pertaining to Environmental Claims or Hazardous Materials, if any, in, on, beneath or adjacent to any Synchronicity Real Property or at any other location, or regarding their respective compliance with applicable Environmental Laws.

(e) To Synchronicity’s Knowledge, no Synchronicity Real Property contains any underground storage tanks, asbestos, polychlorinated biphenyls, toxic mold, underground injection wells, radioactive materials or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

Section 3.19 Labor Matters. (a) Synchronicity is in compliance with all applicable federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational health and safety, and has not and is not engaged in any unfair labor practice; (b) no unfair labor practice charge or complaint against Synchronicity is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law; (c) there is no labor strike, slowdown, stoppage or material dispute pending or, to Synchronicity’s Knowledge, threatened against or involving Synchronicity; (d) no union or works council represents, claims to represent, or has represented any employees of Synchronicity and no representation question exists respecting the employees of Synchronicity; (e) no collective bargaining agreement is currently being negotiated by Synchronicity and Synchronicity is not or has not been a party to a collective bargaining agreement; (f) Synchronicity has not experienced any material labor difficulty during the last three years; and (g) there has been no “mass layoff” or “plant closing” by Synchronicity as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, during the last three years.

Section 3.20 Compliance with Laws. Synchronicity has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

Section 3.21 Proxy Statement. The information supplied by Synchronicity for inclusion in the Proxy Statement (the ”Proxy Statement”) to be sent to the stockholders of Synchronicity in connection with the meeting of the stockholders of Synchronicity to consider the Merger Proposal (the “Synchronicity Stockholders’ Meeting”) shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Synchronicity, at the time of the Synchronicity Stockholders’ Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which has become false or misleading.

Section 3.22 Books and Records. Subject to normal year-end adjustments, if any, the books of account and other similar records of Synchronicity are true and complete in all material respects and have been maintained in accordance with sound business practice. Synchronicity has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions. Synchronicity maintains a system of accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The stock ledgers of Synchronicity, true and complete copies of which have been made available to MatrixOne, are complete and correct as of the date of delivery. The minute books of Synchronicity, true and complete copies of which have been made available to MatrixOne, contain true and complete records of all meetings held of, and corporate action taken by, the stockholders, Board of Directors or any committee of Synchronicity, as the case may be, and of all written consents executed in lieu of the holding of any such meeting as of the date of delivery. No meeting of any such stockholders, Board of Directors or committee has been held for which minutes have been prepared and are not contained in such minute books.

Section 3.23 Bank Accounts. Section 3.23 of the Synchronicity Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Synchronicity maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.24 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Synchronicity.

Section 3.25 Disclosure. No representations or warranties by Synchronicity in this Agreement and no statement in any document (including, without limitation, the Synchronicity Financial Statements and the Synchronicity Disclosure Letter) or certificate furnished or to be furnished by Synchronicity to MatrixOne pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The persons named in the definition of Synchronicity’s Knowledge have consulted with the appropriate personnel of Synchronicity as contemplated by such definition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS AND

SIGNING STOCKHOLDERS

Each Noteholder and Signing Stockholder, severally and not jointly, hereby represents and warrants to MatrixOne that the statements in this Article IV concerning it are true and correct.

Section 4.1 Authority; No Conflict or Consents; Governmental Filings .

(a) Such Noteholder or Signing Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform such Noteholder’s or Signing Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Noteholder or Signing Stockholder and the consummation by such Noteholder or Signing Stockholder of the transactions contemplated hereby have been duly authorized by such Noteholder or Signing Stockholder. This Agreement has been duly executed and delivered by such Noteholder or Signing Stockholder and constitutes a valid and binding obligation of such Noteholder or Signing Stockholder, enforceable against such Noteholder or Signing Stockholder in accordance with its terms.

(b) The execution and delivery of this Agreement by such Noteholder or Signing Stockholder does not, and the consummation of the transactions contemplated by this Agreement by such Noteholder or Signing Stockholder will not, (i) if such Noteholder or Signing Stockholder is not an individual, conflict with, or result in any violation or breach of any provision of the organizational or governing documents of such Noteholder or Signing Stockholder, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require the consent, approval or waiver of, or notice to, any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which such Noteholder or Signing Stockholder is a party or by which such Noteholder or Signing Stockholder or any of such Noteholder’s or Signing Stockholder’s properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Noteholder or Signing Stockholder or any of such Noteholder’s or Signing Stockholder’s properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Noteholder or Signing Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.2 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Noteholder or Signing Stockholder or any affiliate of such Noteholder or Signing Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MATRIXONE

MatrixOne represents and warrants to Synchronicity that the statements in this Article V are true and correct.

Section 5.1 Organization of MatrixOne, Subone and Subtwo. Each of MatrixOne, Subone and Subtwo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed.

Section 5.2 Capital Structure of MatrixOne and Subtwo .

(a) The authorized capital stock of MatrixOne consists of (i) 100,000,000 shares of MatrixOne Common Stock, and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“MatrixOne Preferred Stock”). As of May 7, 2004: (i) 48,633,152 shares of MatrixOne Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of MatrixOne Common Stock were held in the treasury of MatrixOne or by Subsidiaries of MatrixOne; and (iii) 10,686,860 shares of MatrixOne Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under MatrixOne’s stock options plans. All shares of MatrixOne Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. As of May 7, 2004, no shares of MatrixOne Preferred Stock were issued and outstanding.

(b) All of the shares of MatrixOne Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action and, will be,

when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

(c) The authorized capital stock of Subone consists of 100 shares of common stock, par value $.01 per share, all of which are issued and outstanding and validly issued, fully paid and nonassessable.

(d) The authorized capital stock of Subtwo consists of 1,000 shares of Subtwo Common Stock, of which 10 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

Section 5.3 Authority; No Conflict or Consents; Governmental Filings .

(a) Each of MatrixOne, Subone and Subtwo has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MatrixOne, Subone and Subtwo. This Agreement has been duly executed and delivered by MatrixOne, Subone and Subtwo and constitutes the valid and binding obligation of MatrixOne, Subone and Subtwo, enforceable in accordance with their respective terms.

(b) The execution and delivery of this Agreement by MatrixOne, Subone and Subtwo does not, and the consummation of the transactions contemplated by this Agreement by MatrixOne, Subone and Subtwo will not, (i) conflict with, or result in any violation or breach of any provision of the Amended and Restated Certificate of Incorporation of MatrixOne, the Certificate of Incorporation of Subone, the Subtwo Certificate of Incorporation, the Amended and Restated By-laws of MatrixOne, the By-laws of Subone or the Subtwo By-laws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require the consent, approval or waiver of, or notice to, any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which MatrixOne is a party or by which MatrixOne or any of its properties or assets may be bound or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MatrixOne or any of its properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to MatrixOne, Subone or Subtwo in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

Section 5.4 SEC Filings; Financial Statements .

(a) MatrixOne has timely filed and made available to Synchronicity all forms, reports and documents required to be filed by MatrixOne with the Securities and Exchange Commission (“SEC”) in the last twelve months (collectively, the “MatrixOne SEC Reports”). The MatrixOne SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act or 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such MatrixOne SEC Reports or necessary in order to make the statements in such MatrixOne SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the MatrixOne SEC Reports, including any MatrixOne SEC Reports filed after the date of this Agreement until the Closing, complied, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of MatrixOne and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c) MatrixOne meets all of the eligibility requirements for use of a Registration Statement on Form S-3.

Section 5.5 Absence of Certain Changes or Events. Except as disclosed in the MatrixOne SEC Reports, since April 3, 2004, MatrixOne has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been any material adverse change in the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of MatrixOne.

Section 5.6 Proxy Statement. The information supplied by MatrixOne for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Synchronicity, at the time of the Synchronicity Stockholders’ Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which has become false or misleading.

Section 5.7 Litigation. Except as described in the MatrixOne SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of MatrixOne, threatened against MatrixOne.

Section 5.8 Brokers and Finders. No broker, finder or investment banker (other than RBC Capital Markets, whose brokerage, finder’s or other fee will be paid by MatrixOne) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of MatrixOne.

ARTICLE VI

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, except to the extent that it is otherwise specifically contemplated by this Agreement or MatrixOne shall otherwise consent in writing, Synchronicity shall carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as expressly contemplated by this Agreement, Synchronicity shall not, without the prior written consent of MatrixOne:

(a) transfer or license any rights to the Synchronicity Intellectual Property or extend, amend or modify any rights to the Synchronicity Intellectual Property, except such transfers, licenses, extensions, amendments or modifications pursuant to commercially reasonable customer, partner, distributor or reseller agreements consistent with the terms of the customer, partner, distributor or reseller agreement set forth on Section 3.12 of the Synchronicity Disclosure Letter;

(b) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or convertible securities;

(d) acquire or purchase an equity interest in or assets of any other Person;

(e) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practices;

(f) enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

(g) (i) make any payments under or with respect to the Additional Term Loan (within the meaning of the Loan Documents), Management Plan, Cadence Payment or Synchronicity Notes; (ii) borrow, incur, assume, pay or prepay any indebtedness or borrowings, except (A) borrowings and payments in the ordinary course of business consistent with past practice with respect to Loans (within the meaning of the Loan Documents) pursuant to the Domestic Loan Agreement (with the meaning of the Loan Documents) or the EXIM Loan Agreement (with the meaning of the Loan Documents), (B) if the Board of Directors of Synchronicity, acting in good faith and upon the advice of outside legal counsel that the failure to do so is reasonably likely to result in breach of its fiduciary obligations under applicable law, Synchronicity may borrow an amount necessary to avoid such breach of its fiduciary obligations (any such borrowings are referred to herein as “Fiduciary Borrowings”) and (C) if, immediately prior to the Closing, Synchronicity has cash on hand and has between the date hereof and the Closing complied with this Agreement, Sychronicity may prepay Fiduciary Borrowings to the extent of such cash on hand immediately prior to the Closing; (iii) incur, assume or prepay or any other liabilities other than in the ordinary course of business consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (v) make any loans, advances (other than travel advances consistent with Synchronicity policy) or capital contributions to, or investments in, any other Person; (vi) authorize or make any individual capital expenditure in excess of $5,000 or aggregate capital expenditures in excess of $10,000; or (vii) permit any insurance policy naming Synchronicity as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices;

(h) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except bonuses required to be paid pursuant to the 2004 Employee Bonus Plan and 2004 Executive Bonus Plan set forth in Section 3.9 of the Synchronicity Disclosure Letter, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any director, officer or employee, (iii) hire any new officers or employees, (iv) promote any officer or employee, (v) enter into any collective bargaining agreement or (vi) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(i) take any action with respect to, or make any material change in its accounting or tax policies or procedures in effect at December 31, 2003 or March 31, 2004, except as may be required by changes in GAAP upon the advice of its independent accountants;

(j) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations in the ordinary course of business consistent with past practices not exceeding $25,000 in the aggregate;

(k) amend or propose to amend the Synchronicity Certificate of Incorporation or Synchronicity By-laws;

(l) commence or settle any action, suit, proceeding, claim, arbitration or investigation;

(m) extend, amend or modify any agreement set forth on Section 3.13 of the Synchronicity Disclosure Schedule; or

(n) enter into any contract, agreement, commitment or arrangement with respect to any of the actions described in Sections 6.1(a) through (m) above or any action which would be reasonably likely to make any of Synchronicity’s representations or warranties in Article III untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

Section 6.2 Information; Access; Affiliates .

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Synchronicity shall furnish MatrixOne:

(i) within 30 days after the end of each fiscal month, a balance sheet of Synchronicity and the related statements of operations, stockholders’ deficiency and cash flows, unaudited but prepared in accordance with GAAP and certified by the Chief Operating Officer of Synchronicity, such balance sheet to be as of the end of such month and such statements of operations, stockholders’ deficiency and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month and such financial statements shall include comparisons to budget or business plan and an analysis (including a narrative explanation) of the variances from the budget or plan;

(ii) promptly, from time to time, supplements or amendments to the Synchronicity Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Synchronicity Disclosure Letter; and

(iii) promptly, from time to time, such other information regarding the business financial condition, operations, property or affairs of Synchronicity as MatrixOne reasonably may request.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, (i) upon reasonable notice, during normal business hours during the period prior to the Effective Time, Synchronicity shall afford to the officers, directors, employees, accountants, counsel and other representatives of MatrixOne (collectively, “MatrixOne Representatives”), reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and (ii) Synchronicity shall afford to the officers of MatrixOne reasonable access to Silicon Valley Bank with respect to Synchronicity’s line of credit therewith and the impact thereon of the transactions contemplated hereby.

(c) MatrixOne will hold, and will cause MatrixOne Representatives to hold, any information obtained pursuant to Section 6.2(a) or (b) which is non-public in confidence in accordance with the Mutual Confidentiality Agreement, dated June 20, 2003 (the “Confidentiality Agreement”), between MatrixOne and Synchronicity. No information or knowledge obtained pursuant to Section 6.2(a) or (b) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Merger.

Section 6.3 No Solicitation .

(a) Each of Synchronicity, the Noteholders and the Signing Stockholders shall not, directly or indirectly, through any officer, director, employee, representative or agent of Synchronicity, the Noteholders or the Signing Stockholders (and each shall cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving Synchronicity, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals are referred to herein as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

(b) Synchronicity, the Noteholders and the Signing Stockholders shall notify MatrixOne immediately after receipt by Synchronicity of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Synchronicity by any Person that informs Synchronicity that it is considering making, or has made, an Acquisition Proposal. Such notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

Section 6.4 Proxy Statement. As promptly as practical after the execution of this Agreement, Synchronicity shall prepare the Proxy Statement. MatrixOne shall assist Synchronicity in the preparation of the Proxy Statement with respect to information contained therein relating to MatrixOne. If at any time prior to the Effective Time any event or circumstance relating to Synchronicity, MatrixOne or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

Section 6.5 Approval of Stockholders .

(a) Synchronicity, acting through its Board of Directors, shall, subject to and in accordance with the Synchronicity Certificate of Incorporation, Synchronicity By-laws and the DGCL, as promptly as practicable following the date of this Agreement, (i) duly call, give notice of, convene and hold the Synchronicity Stockholders’ Meeting, (ii) use commercially reasonable efforts to obtain the necessary approval for the Merger Proposal including, without limitation, including in the Proxy Statement the determination and recommendation of the Board of Directors of Synchronicity referred to in Section 3.3(b) and (iii) use commercially reasonable efforts to obtain the requisite approval described in Section 280G(b)(5) of the Code and Regulation §1.280G-1 Q/A-7 thereunder with respect to any payment which, in the absence of such approval, could reasonably be expected to constitute a “parachute payment” (as such term is defined in Section 280G of the Code), including, without limitation, any payment which may be made pursuant to the Management Plan.

(b) During the period from the date hereof until the earlier of the termination of this Agreement or the Effective Time, each signing Stockholder shall not, directly or indirectly, sell, assign, pledge, hypothecate, transfer, exchange or dispose of any of such shares of Synchronicity Common Stock or Synchronicity Preferred Stock owned by it. Each Signing Stockholder shall vote all shares of Synchronicity Common Stock or Synchronicity Preferred Stock owned by it in favor of the Merger Proposal.

Section 6.6 Legal Requirements; Third Party Consents .

(a) Each of MatrixOne and Synchronicity will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with this Agreement and this transactions contemplated hereby. Each of MatrixOne and Synchronicity will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by MatrixOne or Synchronicity in connection with this Agreement and the transactions contemplated hereby.

(b) MatrixOne and Synchronicity shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c) Each of MatrixOne and Synchronicity shall use commercially reasonable efforts to obtain the third-party consents set forth on Section 6.6(c) of the Synchronicity Disclosure Letter.

Section 6.7 Public Disclosure. MatrixOne and Synchronicity shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or, in the case of MatrixOne, the rules and regulations of Nasdaq.

Section 6.8 Nasdaq Listing. MatrixOne shall use commercially reasonable efforts to cause shares of MatrixOne Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, upon official notice of issuance.

Section 6.9 Synchronicity Stock Options. As soon as practicable following the date hereof and prior to the Closing, the Board of Directors of Synchronicity shall (a) cause, each Synchronicity Stock Option which is then outstanding to become fully vested and exercisable; (b) cause to be delivered to the holder of each Synchronicity Stock Option the notice contemplated in the Synchronicity Stock Option Plans (as applicable), which notice shall (i) be in a form reasonably acceptable to MatrixOne, (ii) state that all of such holder’s Synchronicity Stock Options have become fully vested and exercisable and that to the extent such Synchronicity Stock Options are not exercised prior to the Closing, Synchronicity Stock Options will terminate without consideration and (iii) provide a reasonable period of time prior to such termination for such holders to exercise Synchronicity Stock Options; and (c) take all other necessary or appropriate actions so that as of or prior to the Closing each unexercised Synchronicity Stock Option shall be canceled without consideration. To the extent required by the terms of Synchronicity Stock Option Plans or pursuant to the terms of any Synchronicity Stock Option granted thereunder, Synchronicity shall obtain the consent of the holders of outstanding Synchronicity Stock Options to the treatment of such options set forth in this Section 6.9.

Section 6.10 MatrixOne Note. Immediately prior, and subject to the Closing, Synchronicity shall issue and sell to MatrixOne, and MatrixOne shall purchase from Synchronicity, a Senior Secured Promissory Note in the form of Exhibit D hereto (the “MatrixOne Note”) in a principal amount equal to the sum of the Indebtedness Payment, Management Payment, Cadence Payment and the portion of the Fees and Expenses Amount remaining to be paid as of the Closing for an amount in cash equal to such principal amount.

Section 6.11 Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Subtwo or Synchronicity, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 6.12 Subtwo’s Indemnification and Exculpation Provisions. The provisions with respect to indemnification and exculpation from liability set forth in the Subtwo Certificate of Incorporation and the Subtwo By-Laws shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Synchronicity, unless such modification is required by law. If Subtwo or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Subtwo assume, as a matter of law or otherwise, the obligations with respect to indemnification set forth in the Subtwo Certificate of Incorporation and the Subtwo By-Laws.

Section 6.13 Tax Treatment. Each of MatrixOne, Synchronicity and the Stockholders shall treat the Merger, for all U.S. Federal, state and local income tax purposes, as a taxable “purchase” (within the meaning of Section 338(h)(3) of the Code) of the stock of Synchronicity by Subone from the stockholders of Synchronicity and take positions consistent with such treatment on all Tax Returns and other documents filed with Tax Authorities in such jurisdictions, and in all other contexts relating to the tax treatment of the Merger. MatrixOne and Subone may, in their sole and absolute discretion, elect pursuant Section 338(g) of the Code to treat the Merger for all U.S. Federal income tax purposes in the manner described in Section 338(a) of the Code.

ARTICLE VII

CONDITIONS TO MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Merger Proposal shall have been approved and adopted by the requisite Merger Vote.

(b) Approvals. Other than the filing provided for by Section 1.2, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(c) No Injunctions or Restraints; Illegality. No order, ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or limiting or restricting MatrixOne’s conduct or operation of the business of MatrixOne after the Merger shall have been issued and then be in effect (provided, that MatrixOne and Synchronicity shall use their commercially reasonable efforts to have any such order, ruling or injunction vacated or lifted); nor shall there be any statute, rule or regulation enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) Registration Rights Agreement. MatrixOne, the Representative, the Noteholders and the Stockholders shall have executed and delivered the Registration Rights Agreement.

(e) PE&E Agreement. MatrixOne, the Representative and the PE&E Agent shall have executed and delivered the PE&E Agreement.

Section 7.2 Additional Conditions to Obligations of MatrixOne, Subone and Subtwo. The obligations of MatrixOne, Subone and Subtwo to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by MatrixOne:

(a) Representations and Warranties. The representations and warranties of Synchronicity in Article III shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and MatrixOne shall have received a certificate signed on behalf of Synchronicity by the Chief Executive Officer and the Chief Operating Officer of Synchronicity to such effect. The representatives and warranties or the Noteholders and Signing Stockholders in Article IV shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement.

(b) Performance of Obligations of Synchronicity. Synchronicity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and MatrixOne shall have received a certificate signed on behalf of Synchronicity by the Chief Executive Officer and the Chief Operating Officer of Synchronicity to such effect.

(c) Blue Sky Laws. MatrixOne shall have received all state securities or “blue sky” permits and other authorizations necessary to issue shares of MatrixOne Common Stock pursuant to the Merger.

(d) Resignations. All officers and directors of Synchronicity who MatrixOne has requested resign, shall have resigned.

(e) Consents. Synchronicity shall have obtained the third party amendments, consents and waivers set forth on Section 6.6(c) of the Synchronicity Disclosure Letter and delivered to MatrixOne evidence thereof reasonably satisfactory to MatrixOne.

(f) Dissenters. Holders of not more than 5% of the outstanding Synchronicity Common Stock and Synchronicity Series A Preferred Stock, considered as a single class with the Synchronicity Series A Preferred Stock on an as converted basis, and no holders of outstanding shares of Synchronicity Series B, C, D or E Preferred Stock, shall have exercised appraisal rights in accordance with Section 262 of the DGCL.

(g) No Parachute Payments. MatrixOne shall have determined that no payment made or to be made by Synchronicity in connection with the Closing (including, without limitation, any payment made or to be made pursuant to the Management Plan) or pursuant to agreements with employees of Synchronicity entered into in connection with the Closing could reasonably be expected to constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

Section 7.3 Additional Conditions to Obligations of Synchronicity. The obligation of Synchronicity to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Synchronicity:

(a) Representations and Warranties. The representations and warranties of MatrixOne in Article V shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Synchronicity shall have received a certificate signed on behalf of MatrixOne by the Chief Executive Officer and the Chief Financial Officer of MatrixOne to such effect.

(b) Performance of Obligations of MatrixOne and Subtwo. MatrixOne shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Synchronicity shall have received a certificate signed on behalf of MatrixOne by the Chief Executive Officer and the Chief Financial Officer of MatrixOne to such effect.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival .

(a) The respective representations and warranties of Synchronicity, the Noteholders, the Signing Stockholders and MatrixOne in this Agreement shall survive the Closing for a period of 13 months and shall terminate and be of no further force or effect as of the date 13 months after the Effective Time, except that (i) the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.11 hereof shall survive indefinitely and (ii) the representations and warranties in Sections 3.9, 3.10 and 3.18 shall survive until 30 days after the respective dates upon which the statutes of limitation applicable to the subject matter of such representations and warranties have expired.

(b) The respective covenants and agreements of Synchronicity, the Noteholders, the Signing Stockholders and MatrixOne in this Agreement which are to be performed or complied with before the Closing shall terminate and be of no further force or effect as of the Closing. The respective covenants and agreements of Synchronicity, the Noteholders, the Signing Stockholders and MatrixOne in this Agreement which are to be performed or complied with after the Closing shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

(c) Neither Synchronicity, the Noteholders, the Stockholders nor MatrixOne shall be entitled to any indemnification under Sections 8.2, 8.3 or 8.4, as the case may be, with respect to any breach of a representation or warranty or covenant or agreement after the termination thereof pursuant to Sections 8.1(a) or (b), except for claims previously asserted pursuant to Section 8.5(a) and the representation, warranty, covenant or agreement that is the subject of such previously asserted claim, and the indemnification obligation of Synchronicity, the Noteholders, the Stockholders or MatrixOne with respect thereto, shall survive until such time that such claim is resolved in accordance herewith.

Section 8.2 Indemnification by the Noteholders and Stockholders .

(a) The Noteholders and Stockholders shall indemnify MatrixOne and the Surviving Corporation against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees) (any of the foregoing are referred to herein individually as a “Loss” and collectively, as “Losses”) suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of Synchronicity in Article III, (ii) any breach of any covenant or agreement of Synchronicity in this Agreement or (iii) any misstatement or omission in the Synchronicity Closing Certificate.

(b) The Noteholders and Stockholders shall have no obligation under Section 8.2(a)(i) until the aggregate amount of Losses suffered or incurred by the indemnified persons thereunder exceeds $50,000 (the “Deductible”), and thereafter, subject to the next sentence in this Section 8.2(b), the obligation of the Noteholders and Stockholders under Section 8.2(a)(i) shall be for all Losses in excess of the Deductible suffered or incurred by the indemnified persons thereunder. The obligation of the Noteholders and Stockholders under Section 8.2(a)(i) shall be limited to the Escrow Fund (the “Cap”). The Deductible and Cap shall not apply to any breach of any representation and warranty in Section 3.2. The obligations of the Noteholders and Stockholders under Section 8.2(a) shall be several, and not joint, in proportion to their respective Merger

Shares Percentage. The foregoing limitations in this Section 8.2(b) shall not apply to knowing and intentional or fraudulent breaches of representations, warranties, covenants or agreements in this Agreement ; provided, however, that any obligation of a Noteholder or Stockholder for any such knowing and intentional or fraudulent breaches by Synchronicity shall be limited to the Merger consideration received by such Noteholder or Stockholder and shall be several, and not joint.

Section 8.3 Indemnification by the Noteholders and Signing Stockholders. Each Noteholder and Signing Stockholder, severally and not jointly, shall indemnify MatrixOne and the Surviving Corporation against and hold them harmless from any Losses suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of it in Article IV or (ii) any breach of any covenant or agreement of it in this Agreement.

Section 8.4 Indemnification by MatrixOne.

(a) MatrixOne shall indemnify the Noteholders and Stockholders and hold them harmless from, any Losses suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of MatrixOne in Article V or (ii) any breach of any covenant or agreement of MatrixOne in this Agreement.

(b) MatrixOne shall have no obligation under Section 8.4(a)(i) until the aggregate amount of Losses suffered or incurred by the indemnified persons thereunder exceeds $50,000, and thereafter, subject to the next sentence in this Section 8.4(b), the obligation of MatrixOne under Section 8.4(a)(i) shall be for all Losses in excess of $50,000 suffered or incurred by the indemnified persons thereunder. The obligation of MatrixOne under Section 8.4(a)(i) shall be limited to the value of the Escrow Fund based on the Per Merger Share Value. The foregoing limitations in this Section 8.4(b) shall not apply to knowing and intentional or fraudulent breaches of representations, warranties, covenants or agreements in this Agreement.

Section 8.5 Procedures Relating to Indemnification.

(a) An indemnified person under Sections 8.2, 8.3 or 8.4 (the “Indemnified Party”) shall give prompt written notice to an indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Sections 8.2, 8.3 or 8.4 (a “Claim”), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement or the PE&E Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice to be given to an Indemnifying Party under Section 8.2 or 8.3 or by an Indemnified Party under Section 8.4 shall be given to or by the Representative.

(b) If a Claim results from any claim, suit, action or cause of action brought or asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof. Anything in this Section 8.5 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on the Indemnified Party. The Indemnifying Party may, without the Indemnified Party’s prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

(c) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have 20 days from receipt of notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such 20-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such 20-day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.

Section 8.6 Exclusive Remedy. From and after the Effective Time, the indemnification rights provided in this Agreement shall be the sole and exclusive remedy available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties in this Agreement; provided however, that the limitation in this Section 8.6 shall not apply to any knowing and intentional or fraudulent breaches of any representations, warranties, covenants or agreements of the parties in this Agreement.

ARTICLE IX

REPRESENTATIVE

Section 9.1 Authority. From and after the Effective Time, the Representative shall serve as the sole and exclusive representative of the Noteholders and

Stockholders, and their respective successors, under this Agreement and the PE&E Agreement and as attorney-in-fact and agent for and on behalf of each Noteholder and Stockholder, subject to and as expressly set forth in this Article IX. From and after the Effective Time, the Representative shall represent, and shall take all action for and on behalf of, the Noteholders and Stockholders, and their respective successors, with respect to all matters arising under this Agreement or the PE&E Agreement, including, without limitation, with respect to (i) the determination of the merger consideration pursuant to Article II, (ii) the indemnification obligations of the Noteholders and Stockholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, (iii) giving or receiving all notices required to be given by or to any Noteholder or Stockholder under this Agreement or the PE&E Agreement, (iv) all action necessary in connection with any amendment, extension, waiver or assignment of this Agreement that does not constitute a material change to the rights of any Signing Stockholder (v) the execution of the PE&E Agreement for and on behalf of the Noteholders and Stockholders and their respective successors and (vi) any and all additional action as is contemplated to be taken by or on behalf of the Noteholders and Stockholders by the Representative pursuant to this Agreement and the PE&E Agreement.

Section 9.2 Successors. If James Furnivall resigns from his position as the Representative, dies or otherwise becomes unable to serve as the Representative, Noteholders and Stockholders having aggregate Merger Shares Percentages greater than 50% shall select another representative to fill such vacancy and such successor Representative shall be deemed to be the Representative for all purposes of this Agreement and the PE&E Agreement.

Section 9.3 Actions; Indemnification. All decisions and actions by the Representative, including without limitation any agreement between the Representative and MatrixOne or the Payment and Escrow Agent relating to indemnification obligations of the Noteholders and Stockholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Noteholders and Stockholders, and their respective successors, and no Noteholders or Stockholders, or any of their respective successors, shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall incur no liability to the Noteholders or Stockholders, or any of their respective successors, with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by the Representative to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Noteholders and Stockholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Representative’s own willful misconduct or gross negligence. The Representative may, in all questions arising under this Agreement or the PE&E Agreement, rely on the advice of counsel, and shall not be liable to the Noteholders or Stockholders, or any of their respective successors, for anything done, omitted or suffered in good faith by the Representative. The Noteholders and Stockholders shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties under this Agreement or the PE&E Agreement. The Representative shall not be entitled to any indemnification hereunder from MatrixOne or the Surviving Corporation. MatrixOne and the PE&E Agent shall be able to rely conclusively on the instructions and decisions of the Representative with respect to the indemnification obligations of the Noteholders and Stockholders under Article VIII, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Representative under this Agreement or the PE&E Agreement, and no party hereunder shall have any cause of action against MatrixOne or the PE&E Agent to the extent MatrixOne or the PE&E Agent has relied upon the instructions or decisions of the Representative.

Section 9.4 Representative Expenses. The Representative may incur out-of-pocket costs and expenses on behalf of the Noteholders and Stockholders in its capacity as the Representative, including, without limitation, with respect to the determination of the merger consideration pursuant to Article II and the indemnification obligations of the Noteholders and Stockholders under Article VIII (“Representative Expenses”). The Noteholders and Stockholders shall reimburse the Representative for Representative Expenses in proportion to their respective Merger Shares Percentage.

ARTICLE X

TERMINATION; FEES AND EXPENSES

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, (with respect to Sections 10.1(b) through 10.1(e), by written notice by the terminating party to the other party) whether before or after approval of the Merger Proposal:

(a) by mutual written consent of MatrixOne and Synchronicity;

(b) by either MatrixOne or Synchronicity if the Merger shall not have been consummated by August 31, 2004 (provided that (i) the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date and (ii) if such date occurs while MatrixOne has extended the Closing pursuant to the proviso in Section 1.7, then such date shall be automatically extended until the first business day immediately following the date to which MatrixOne has so extended the Closing);

(c) by either MatrixOne or Synchronicity if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 10.1(c) shall have complied with its obligations under Section 7.1(d) and used its commercially reasonable efforts to have any such order, ruling, injunction or other action vacated or lifted);

(d) by MatrixOne or Synchronicity, if the requisite vote of the stockholders of Synchronicity in favor of the Merger Proposal shall not have been obtained; or

(e) by MatrixOne or Synchronicity, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing (and which breach would result in the condition to Closing in Sections 7.2(a) or 7.3(a), as the case may be, not being satisfied as of the Closing) or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Synchronicity, the Noteholders, the Signing Shareholders or MatrixOne or Subtwo or their respective officers, directors, stockholders or affiliates, except (a) this Section 10.2 and Section 10.3 shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall not relieve a party from liability for breach of this Agreement prior to such termination.

Section 10.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys’ and accountants’ fees) shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that if the Merger is consummated, neither MatrixOne nor the Surviving Corporation shall have any obligation to pay any such fees and expenses incurred by Synchronicity prior to the Closing not reflected as remaining payable on the Synchronicity Closing Certificate.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Modifications, Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only (a) if prior to the Merger, with the written consent of the parties hereto or (b) if after the Merger, with the written consent of MatrixOne and the Representative. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision. The waiver by any party of a right hereunder or a breach of or non-compliance with any term or provision of this Agreement shall not be construed as a waiver of such right (except for the particular instance for which given) or any prior or subsequent breach of or non-compliance with such term or provision and shall not constitute a waiver of any other provision hereof. Any amendment or waiver effected in accordance with this Section 11.1 shall be binding upon all of the parties hereto and all of Synchronicity’s stockholders and their respective successors and assigns.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by facsimile or next-day courier with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or faxed, or one day after delivery to a courier for next-day delivery.

(a) if to MatrixOne, Subone or Subtwo, to

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

Attention: Maurice Castonguay

Facsimile: 978.589.5721

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, MA 02108

Attention: David T. Brewster

Facsimile: 617.573.4822

(b) if to Synchronicity, to

Synchronicity Software, Inc.

201 Forest Street

Marlboro, MA 01752

Attention: Patrick Romich

Facsimile: 508.481.8441

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: Kenneth J. Gordon

Facsimile: 617.790.0117

(c) if to the Noteholders or the Stockholders, to

Canaan Partners

105 Rowayton Avenue

Rowayton, CT 06853

Attention: James Furnivall

Facsimile: 203.854.9117

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: Kenneth J. Gordon

Facsimile: 617.790.0117

Section 11.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) As used in this Agreement:

(i) “Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(ii) “Environmental Claim” means any actual or threatened claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order, (conditional or otherwise) by a Governmental Entity or any other Person, alleging liability, including potential liability, for investigatory, cleanup or remediation costs, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to any governmental requests for information or documents, natural resources damages, property damages, personal injuries, or penalties arising out of, based on, or resulting from, (a) the presence, Release or threatened Release of any Hazardous Materials at any Synchronicity Real Property, or at any third party location at which Synchronicity or any other Person whose liability for any Environmental Claim Synchronicity has or may have retained or assumed either by contract or by operation of law sent, or caused to be sent, Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

(iii) “Environmental Laws” means all applicable and legally enforceable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, and transport or handling of Hazardous Materials

(iv) “Excess Fees and Expenses Amount” means if the Fees and Expenses Amount is less than or equal to $250,000, one-half of the Fees and Expenses Amount and if the Fees and Expenses Amount is in excess of $250,000, all of the Fees and Expenses Amount in excess of $125,000.

(v) “Hazardous Materials” means all substances, wastes or materials defined or regulated as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any other Environmental Law, including without limitation toxic mold and friable asbestos.

(vi) “Indebtedness Payment” means the Indebtedness Amount minus (A) the amount of the Loans (within the meaning of the Loan Documents) under the Domestic Loan Agreement (within the meaning of the Loan Documents) and the EXIM Loan Agreement (within the meaning of the Loan Documents) outstanding as of the Closing Date and (B) the Note Amount.

(vii) “Intellectual Property” means (A) all copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Internet site, and registrations and applications for any of the foregoing (“Copyrights”); (B) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing (“Patents”); (C) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing (“Software”); (D) all trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing (“Trademarks”); and (E) all trade secrets (as defined under applicable law) including without limitation trade secrets of the following nature: financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies (“Trade Secrets”).

(viii) “Intellectual Property Agreements” means all agreements to which Synchronicity is a party or otherwise bound which contain provisions (A) granting to any person rights to use, distribute, or sub-license Intellectual Property; (B) consenting to another person’s use, distribution, or sub-license of any Intellectual Property or covenanting not to sue any person for infringement of any Intellectual Property; (C) limiting Synchronicity’s use, distribution, licensing, or sub-licensing of any Intellectual Property; or (D) transferring ownership of Intellectual Property to Synchronicity.

(ix) “Loan Documents” shall mean the meaning given to that term in the Loan and Security Agreement, dated as of March 25, 2003, by and between Silicon Valley Bank and Synchronicity as amended through the date hereof.

(x) “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, organization, or other entity (other than a Governmental Entity).

(xi) “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata or the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

(xii) “Synchronicity’s Knowledge” means the actual knowledge of Eugene Connolly, Bradford Hafer, Mitchell Mastellone, Patrick Romich and Onofrio Sozio acquired (A) in the performance of their duties in the ordinary course of business or (B) in the course of consulting with appropriate personnel of Synchronicity (or, in the case of matters related to Intellectual Property or Taxes, with the appropriate personnel of the firms who assisted Synchronicity with such matters) in connection with the transactions contemplated by this Agreement with respect to the subject matter of the pertinent representations and warranties or covenants and agreements of Synchronicity herein (which consulting has occurred).

(xiii) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.6 Governing Law .

(a) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law.

(b) The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 11.7 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, MatrixOne, Subone, Subtwo and Synchronicity have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MATRIXONE, INC.

By	/s/ MARK O’CONNELL
Name:	Mark O’Connell
Title:	President and CEO

MATRIXONE INTERNATIONAL, INC.

By	/s/ MARK O’CONNELL
Name:	Mark O’Connell
Title:	President

INSYNC MERGER CORPORATION

By	/s/ MARK O’CONNELL
Name:	Mark O’Connell
Title:	President

SYNCHRONICITY SOFTWARE, INC.

By	/s/ PATRICK ROMICH
Name:	Patrick Romich
Title:	President/CEO

NOTEHOLDERS

ASCENT VENTURE PARTNERS, L.P.

By:	Ascent Venture Management, LLC, its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

ASCENT VENTURE PARTNERS II, L.P.

By:	Ascent Venture Management II, L.P., its General Partner

By:	Ascent Management SBIC Corp., its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

ASCENT VENTURE PARTNERS III, L.P.

By:	Ascent Venture Management, III, LLC, its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

WHEATLEY ASSOCIATES III, L.P.

By:	Wheatley Partners III, LLC, its General Partner

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, its General Partner

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY FOREIGN PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, its General Partner

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY PARTNERS ANNEX FUND, L.P.

By:	Wheatley Partners III, LLC, its General Partner

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY PARTNERS II ANNEX FUND L.P.

By:	Wheatley Partners III, LLC, its General Partner

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

SIGNING STOCKHOLDERS

ASCENT VENTURE PARTNERS, L.P.

By:	Ascent Venture Management, LLC, its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

ASCENT VENTURE PARTNERS II, L.P.

By:	Ascent Venture Management II, L.P., its General Partner

By:	Ascent Management SBIC Corp., its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

ASCENT VENTURE PARTNERS III, L.P.

By:	Ascent Venture Management, III, LLC, its General Partner

By	/s/ CHRISTOPHER LYNCH
Name:	Christopher Lynch
Title:	Managing Director

CADENCE DESIGN SYSTEMS, INC.

By	/s/ WILLIAM PORTER
Name:	William Porter
Title:

CANAAN CAPITAL LIMITED PARTNERSHIP

By:	Canaan Capital Management L.P.

By:	Canaan Capital Partners, L.P.

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

CANAAN CAPITAL OFFSHORE LIMITED PARTNERSHIP, C.V.

By:	Canaan Capital Management L.P.

By:	Canaan Capital Partners, L.P.

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

CANAAN S.B.I.C., L.P.

By:	Canaan S.B.I.C. Partners L.P.

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager:

CANAAN EQUITY, L.P.

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager:

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager:

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager:

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC

By	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member/Manager

INTEL CAPITAL CORPORATION

By	/s/ RAVI JACOB
Name:	Ravi Jacob
Title:	Assistant Treasurer

INTEL CORPORATION

By	/s/ RAVI JACOB
Name:	Ravi Jacob
Title:	Assistant Treasurer

SYNOPSYS, INC.

By	/s/ REX S. JACKSON
Name:	Rex S. Jackson
Title:	VP General Counsel

WHEATLEY PARTNERS, L.P.

By:	Wheatley Partners, LLC

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY FOREIGN PARTNERS L.P.

By:	Wheatley Partners, LLC

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

WHEATLEY PARTNERS II, L.P.

By	/s/ SETH LIEBER
Name:	Seth Lieber
Title:	VP

The undersigned agrees, as the Representative, to be bound by Article IX and, insofar as applicable to Article IX, by Article XI.

/s/ JAMES FURNIVALL
Name:	James Furnivall